Exhibit (10)s.
FIRST AMENDMENT
TO EMPLOYMENT PROTECTION AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT PROTECTION AGREEMENT (the “Amendment”) is made and entered into as of the ___ day of                     , 2010, by and among Genesco Inc., a Tennessee corporation (the “Corporation”), and                           (“Executive”).
WITNESSETH:
     WHEREAS, the Corporation and Executive are parties to an Employment Protection Agreement made and entered into as of the ___ day of                          , ____ (the “Employment Protection Agreement”); and
     WHEREAS, the Corporation and Executive desire to amend the Employment Protection Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
AGREEMENT
1.	Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Protection Agreement.

2.	Amendment of Employment Protection Agreement. The Employment Protection Agreement is hereby amended as follows:
(a)	Section 3 of the Employment Protection Agreement is hereby deleted in its entirety and replaced with the following:

“3. EMPLOYMENT PERIOD. If the Executive is employed on the Effective Date, the Corporation agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Corporation, for the period (the “Employment Period”) commencing on the Effective Date and ending on the earliest to occur of (i) the third anniversary of the Effective Date and (ii) the date of any termination of the Executive’s employment in accordance with Section 6 of this Agreement.”

(b)	Section 6(d)(i) to (iv) inclusive of the Employment Protection Agreement shall be deleted and the following shall be inserted in their stead:
“(i)	a good faith determination by the Executive that, without his prior written consent, the Corporation or any of its officers has taken or failed to take any action (including, without limitation, (A) exclusion of the Executive from consideration of material matters within his area of responsibility, (B) statements or action which undermine the Executive’s authority with respect to persons under his supervision or reduce his standing with his peers, (C) a pattern of discrimination against or harassment of the Executive or persons under his supervision, or (D) the subjection of the Executive to procedures not generally applicable to other similarly situated executives) which materially changes the Executive’s position (including titles), authority or responsibilities under Section 4 of this Agreement or materially reduces the Executive’s ability to carry out his duties and responsibilities under Section 4 of this Agreement;
(ii)	any failure by the Corporation to comply with any of the provisions of Section 5 of this Agreement, other than an immaterial or inadvertent failure remedied by the Corporation promptly after receipt of notice thereof from Executive;

(iii)	the Corporation’s requiring the Executive to be employed at any location more than 50 miles further from his principal residence than the location at which the Executive was employed immediately preceding the Effective Date; or

(iv)	any failure by the Corporation to obtain the assumption of and agreement to perform this Agreement by a successor as contemplated by Section 14(b) of this Agreement, provided that the successor has had actual written notice of the existence of this Agreement and its terms and an opportunity to assume the Corporation’s responsibilities under this Agreement during a period of 30 days after receipt of such notice.
(c)	Section 6(e) of the Employment Protection Agreement shall amended by replacing “180 days of the Executive’s having actual knowledge of all the events” with “90 days of the initial existence of all the events” in the second sentence thereof, and by replacing “not more than 15 days” with “not less than 30 days and not more than 45 days” in the parenthetical following (iii). The following sentence shall be inserted immediately before the last sentence of Section 6(e):

“Executive’s termination on or after the date set forth in the Notice of Termination shall be considered for “Good Reason” unless the Corporation shall have remedied the condition within thirty (30) days following its receipt of the Executive’s Notice of Termination.”

(d)	Section 7(a) of the Employment Protection Agreement is hereby deleted in its entirely and replaced with the following:

“(a) DEATH OR DISABILITY. If the Executive’s employment is terminated during the Employment Period by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive or Executive’s legal representatives, as applicable, under this Agreement other than those obligations accrued hereunder at the date of his death or Disability, including, for this purpose (i) the Executive’s accrued but unpaid full Base Salary through the Date of Termination, (ii) the product of (x) the average of the two most recent annual bonuses paid to the Executive omitting from the average any year in which no bonus was paid (the “Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year of the Corporation through the Date of Termination, and the denominator of which is 365 (such product, the “Pro-rated Bonus Obligation”), and (iii) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans or policies of the Corporation, including an employee benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, an Employee Benefit Plan”), with such amounts to be paid in accordance with the terms of such Employee Benefit Plans (such amounts specified in clauses (i), (ii) and (iii) are hereinafter referred to as “Accrued Obligations”). Except in the case of payments due to the Executive under any Employee Benefit Plan, all such Accrued Obligations shall be paid to the Executive or Executive’s legal representatives, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable level of benefits available to surviving families of executives of the Corporation and its affiliates under such plans, programs and policies relating to family death benefits, if any, of the Corporation and its affiliates in effect at any time during the 90-day period immediately preceding the Effective Date. For purposes of this Section 7(a), Disability shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan sponsored by the Corporation and which covers employees of the Corporation or (iii) is determined to be totally disabled by the Social Security Administration”

(e)	Section 7(b) of the Employment Protection Agreement is hereby deleted in its entirely and replaced with the following:

“(b) CAUSE AND VOLUNTARY TERMINATION. If, during the Employment Period, the Executive’s employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason), the Corporation shall pay the Executive the Accrued Obligations other than the Pro-rated Bonus Obligation. Except in the case of payments due to the Executive under any Employee Benefit Plan, which payments shall be governed by the terms thereunder, the Executive shall be paid all such Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination and the Corporation shall have no further obligations to the Executive under the Agreement.”
(f)	The last paragraph of Section 7(c)(i)(B) shall be restated as follows:

“provided, however, that with respect to the medical insurance coverage referred to in Section 5(d) of this Agreement, at the Executive’s election made within 15 days after the Date of Termination, in lieu of paying the lump sum amount attributable to such medical insurance coverage, the Corporation shall provide the benefits described in clause (ii) below; and”

(g)	Section 7(c)(i)(C) of the Agreement shall be deleted in its entirety.

(h)	Section 7(c)(ii) of the Agreement shall be restated as follows:

“ (ii) Continuation of Certain Welfare Plan Benefits. At the election of the Executive, in lieu of the lump sum amount attributable to medical coverage described in Section 7(d)(i)(B)(3) of this Agreement, the Corporation shall (i) pay to Executive a lump sum equal to one half the annual cost (as determined in such Section 7(d)(i)(B)(3)) of such medical coverage and (ii) maintain at its expense for the continued benefit of the Executive and his dependents all medical plans described in paragraph 5(d) of this Agreement, or if continued participation is not possible under the terms of such plans, the Corporation shall provide the Executive and his dependents with benefits equivalent to those they were receiving under such medical plans prior to the Effective Time, such benefits to be provided at the Corporation’s expense by means of individual insurance policies, or if such policies cannot be obtained, from the Corporation’s assets, all such benefits to be provided, whether from the Corporation’s welfare benefit plans, individual insurance policies or the Corporation’s general assets, from the Date of Termination until the earlier of (i) the end of the eighteen month period immediately following the Date of Termination or (ii) the Executive’s normal retirement date under the Corporation’s retirement plans as in effect from time to time.

The medical benefits required to be provided pursuant to this Section 7(d)(ii) are not intended to be a substitute for any extended coverage benefits (“COBRA Rights”) described in Section 4980B of the Code, and such COBRA Rights shall not commence until the period of coverage specified in the immediately preceding sentence comes to an end.”

(i)	A new Section 9(e) is added to the Employment Protection Agreement, which shall provide as follows:

“(e) Any “Gross-Up Payment” due to the Executive under this Section 9 shall be paid at such time as provided in this Section 9, but in no event later than December 31 of the year following the year (A) any tax is paid to the Internal Revenue Service regarding this Section 9 or (B) any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section 9 is completed or resolved in accordance with Section 1.409A-3(i)(1)(v) of the Treasury Regulations.”
(j)	The following paragraph shall be inserted as a new Section 16 of the Agreement:
     “16. EFFECT OF SECTION 409A.
          (a) It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under of Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, if the Corporation determines (i) that on the date Executive’s employment with the Corporation terminates or at such other time that the Corporation determines to be relevant, Executive is a “specified employee” (as such term is defined under Section 409A of the Code and the Treasury Regulations promulgated thereunder) of the Corporation and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months (or such longer period required under Section 409A of the Code, including such period, if applicable, as may be required under Internal Revenue Notice 2010-6) after date of Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Corporation, or, if earlier the date of the Executive’s death. Any amounts delayed under this Section 16(a) shall be paid on the first day of the seventh month following the Executive’s termination of employment, or if earlier, the Executive’s death.
(b) Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Corporation within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.
(d) Notwithstanding any other provision to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of his employment under this Agreement (including, to the extent applicable Section 5(e) above) or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.”
(e) For the avoidance of doubt, any payment due under this Agreement within a period following the Executive’s termination of employment, death, Disability or other event, shall be made on a date during such period as determined by the Corporation in its sole discretion.
(f) This Agreement shall be interpreted in accordance with, and the Corporation and the Executive will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A of the Code, the Corporation may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Corporation reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.
3.	Full Force and Effect. Except as amended by this Amendment, the Employment Protection Agreement, as originally executed by the parties, shall remain in full force and effect.
4.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed and original, and all of which, taken together, shall constitute a complete document.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

[Executive]

GENESCO INC.
By:
Name:
Title: